Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Kappes (972) 855-3729

Atmos Energy Corporation Reports Strong Results For

Fiscal 2005 Third Quarter and Nine Months; Sharpens 2005 Guidance

DALLAS (August 8, 2005)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal third quarter and nine months ended June 30, 2005.

•	For the fiscal 2005 third quarter, net income was $4.5 million, or $0.06 per diluted share, compared with net income of $4.8 million, or $0.09 per diluted share in the prior year quarter.

•	For the nine months ended June 30, 2005, net income was $152.6 million, or $1.94 per diluted share, compared with net income of $92.6 million, or $1.78 per diluted share for the nine months ended June 30, 2004.

•	Results for the three and nine month periods ended June 30, 2004, included a nonrecurring after-tax gain of $1.1 million, or $0.02 per diluted share for the three months and $4.2 million, or $0.08 per diluted share for the nine months; the gain was associated with the sale of an office building and the sale of the company’s remaining indirect interest in Heritage Propane Partners, L.P. (Heritage).

•	Results from the TXU Gas Company (TXU Gas) acquisition for the nine months ended June 30, 2005, have been accretive to consolidated earnings by $0.14 per diluted share.

•	As a result of these strong year-to-date results, Atmos Energy now expects to achieve earnings at the middle of the previously announced range of $1.65 to $1.75 per diluted share for fiscal 2005.

“Because of the seasonal nature of the company’s utility operations, the third quarter of the fiscal year is typically a breakeven or loss quarter. However, by controlling expenses across the enterprise during the quarter, coupled with realizing expense reductions earlier than planned from the TXU Gas acquisition and strong results in our nonutility businesses, we were able to offset the negative effect during this past heating season on our earnings from the unseasonably warm weather in jurisdictions without weather-normalized rates,” said Robert W. Best, chairman, president and chief executive officer of Atmos Energy Corporation.

Net income for the nine months ended June 30, 2005, was adversely affected by approximately $20.3 million, or $0.26 per diluted share, due to weather that was 11 percent warmer than normal, as adjusted for jurisdictions with weather-normalized rates. However, by accelerating into fiscal 2005 $20.0 million pretax of operational synergies from the TXU Gas acquisition that were originally anticipated in fiscal 2006, Atmos Energy substantially overcame these negative effects of weather on fiscal 2005 results. The realization of these operational synergies improved net income by $0.16 per diluted share in the current nine month period.

Earnings in fiscal 2005 include the results of operations of the acquired natural gas utility distribution and pipeline operations of TXU Gas. After completing the acquisition on October 1, 2004, Atmos Energy formed its Mid-Tex Division to operate the utility distribution operations and its Atmos Pipeline–Texas Division to operate the gas pipeline and storage operations. Together, the new divisions contributed $2.1 million in net income for the three months ended June 30, 2005, and $55.7 million in net income for the nine months ended June 30, 2005.

Earnings per diluted share for the three and nine month periods ended June 30, 2005, reflect dilution associated with a 27.5 million share increase, quarter over quarter, and a 26.3 million share increase, year over year, in the company’s weighted average number of diluted shares outstanding. The increases in shares were primarily due to equity offerings in July and October 2004, resulting in a total issuance of 26.0 million new shares to finance a portion of the TXU Gas acquisition.

Results for the 2005 Third Quarter Ended June 30, 2005

Consolidated gross profit for the three months ended June 30, 2005, was $224.3 million, compared with $107.5 million for the three months ended June 30, 2004. The increase in consolidated gross profit primarily reflects the positive effects of the TXU Gas acquisition.

Utility gross profit increased to $175.2 million in the current quarter, compared with $93.2 million in the same period last year, before intersegment eliminations. Consolidated utility throughput increased to 72.7 billion cubic feet (Bcf) for the three months ended June 30, 2005, compared with 42.6 Bcf for the prior year quarter. The increases in utility gross profit and throughput primarily reflect the contribution of $79.4 million in gross profit and 28.6 Bcf in throughput from the Mid-Tex Division. Excluding the new Mid-Tex Division, gross profit margin increased $2.6 million, primarily due to weather that was 6 percent colder than the same period last year for the company’s historical utility operations, partially offset by lower irrigation margin in its West Texas and Colorado-Kansas divisions.

Natural gas marketing gross profit was $10.4 million for the three months ended June 30, 2005, compared with $11.6 million in the same quarter last year, before intersegment eliminations. The slight decrease in natural gas marketing gross profit was primarily attributable to increased storage fees associated with the incremental storage contracted in the current quarter and less favorable arbitrage spreads, partially offset by improved profitability resulting from successfully executed marketing efforts to customers in new market areas. Consolidated natural gas marketing sales volumes were 52.7 Bcf during the three months ended June 30, 2005, compared with 47.6 Bcf in the prior year quarter.

On October 1, 2004, Atmos Energy created a separate pipeline and storage reporting segment to manage the company’s gas pipeline and storage operations. This segment combines the regulated pipeline and storage operations of the Atmos Pipeline–Texas Division and the nonregulated pipeline and storage operations of Atmos Pipeline and Storage, LLC, which were previously included in the company’s other nonutility segment. Pipeline and storage gross profit was $38.3 million for the three months ended June 30, 2005, compared with $2.2 million for the three months ended June 30, 2004. The increase was primarily due to 97.6 Bcf of incremental pipeline transportation volumes from the new Atmos Pipeline–Texas Division.

Consolidated operation and maintenance expense for the three months ended June 30, 2005, was $94.5 million, compared with $50.5 million for the three months ended June 30, 2004. Excluding the provision for doubtful accounts and a $41.2 million increase attributable to the new Mid-Tex and Atmos Pipeline–Texas Divisions, operation and maintenance expense for the three months ended June 30, 2005, decreased $3.5 million compared with the same quarter in 2004, primarily due to the effects of cost-control efforts in the utility segment. Atmos Energy continued to experience strong collection efforts during the third quarter of 2005. In the utility segment, the average cost of natural gas for the three months ended June 30, 2005, was $7.43 per thousand cubic feet (Mcf), compared with $6.49 per Mcf for the three months ended June 30, 2004.

Depreciation and amortization expense for the quarter ended June 30, 2005, was $43.4 million, compared with $23.3 million in the prior year period. The $20.1 million increase primarily reflects the depreciation associated with the operations of the new Mid-Tex and Atmos Pipeline–Texas Divisions.

Taxes, other than income taxes, for the three months ended June 30, 2005, were $46.9 million, compared with $12.3 million for the prior year period. The $34.6 million increase was primarily attributable to additional franchise, payroll and property taxes associated with the new Mid-Tex and Atmos Pipeline–Texas Divisions and higher franchise taxes due to higher revenues. Increases in franchise taxes have no permanent effect on net income because these amounts are revenue based and are ultimately recovered through customer billings.

Interest charges for the three months ended June 30, 2005, were $33.7 million, compared with $16.0 million for the three months ended June 30, 2004. The $17.7 million increase was primarily due to higher average outstanding debt balances and the resulting incremental interest expense associated with Atmos Energy’s $1.4 billion debt offering in October 2004 used to finance a portion of the TXU Gas acquisition.

Miscellaneous income for the three months ended June 30, 2005, was $1.5 million, compared with $2.2 million for the three months ended June 30, 2004. The $0.7 million decrease was primarily due to the absence in the current quarter of a $1.0 million pretax gain associated with the sale of the company’s remaining indirect interest in Heritage and a $0.8 million pretax gain on the sale of an office building during the third quarter of fiscal 2004, partially offset by increased interest income earned on higher cash balances during the third quarter of 2005 compared with the prior year quarter.

Results for the Nine Months Ended June 30, 2005

Consolidated gross profit for the nine months ended June 30, 2005, was $927.4 million, compared with $472.7 million for the nine months ended June 30, 2004. The increase in consolidated gross profit reflects the positive effects of the TXU Gas acquisition coupled with strong performance in the nonutility natural gas marketing segment.

Utility gross profit increased to $755.6 million for the nine months ended June 30, 2005, compared with $421.0 million in the same period last year, before intersegment eliminations. Consolidated utility throughput increased to 351.7 Bcf for the nine months ended June 30, 2005, compared with 208.6 Bcf for the prior year period. The increases in utility gross profit and throughput primarily reflect the contribution of $324.5 million in gross profit and 150.7 Bcf in throughput from the Mid-Tex Division. Additionally, gross profit increased $10.1 million primarily due to rate increases in the West Texas and Mississippi jurisdictions that were not in effect during the same period last year, coupled with the recognition of a $1.9 million refund to customers in the Colorado service area in the prior year period. For the nine months ended June 30, 2005, weather was 11 percent warmer than normal, as adjusted for jurisdictions with weather-normalized operations. In the Louisiana and Mid-Tex Divisions where the company does not have weather-normalized rates, weather was 22 percent and 20 percent warmer than normal, respectively. Atmos Energy is pursuing alternatives to reduce the impact of weather on earnings in these two jurisdictions.

Natural gas marketing gross profit was $48.4 million for the nine months ended June 30, 2005, compared with $41.0 million in the same period last year, before intersegment eliminations. The increase in natural gas marketing gross profit was primarily attributable to improved profitability from successfully executed marketing efforts on higher-margin customers and customers in new market areas, partially offset by weather that was warmer than normal across the market areas and an unfavorable mark-to-market effect on increased physical volumes in storage. At June 30, 2005, physical volumes in storage were 14.7 Bcf, compared to 4.9 Bcf in the prior year period. Consolidated natural gas marketing sales volumes were 179.7 Bcf during the nine months ended June 30, 2005, compared with 173.7 Bcf in the prior year period.

Pipeline and storage gross profit was $121.9 million for the nine months ended June 30, 2005, compared with $9.1 million for the nine months ended June 30, 2004. The increase was primarily due to 254.5 Bcf of incremental pipeline transportation volumes from the operations of the Atmos Pipeline–Texas Division, coupled with higher transportation and related service margins due to significant “basis differentials” at the three major Texas gas hubs.

Consolidated operation and maintenance expense for the nine months ended June 30, 2005, was $313.8 million compared with $166.5 million for the nine months ended June 30, 2004. Excluding the provision for doubtful accounts and a $141.2 million increase attributable to the new Mid-Tex and Atmos Pipeline–Texas Divisions, operation and maintenance expense for the nine months ended June 30, 2005, decreased $2.8 million compared with the same period in 2004. The provision for doubtful accounts increased from $5.6 million in the prior year period to $14.5 million for the nine months ended June 30, 2005. The $8.9 million increase in the provision for doubtful accounts was primarily attributable to the new Mid-Tex Division operations partially offset by exceptional customer accounts receivable collection efforts. In the utility segment, the average cost of natural gas for the nine months ended June 30, 2005, was $7.20 per Mcf, compared with $6.56 per Mcf for the nine months ended June 30, 2004.

Depreciation and amortization expense for the nine months ended June 30, 2005, was $132.8 million, compared with $69.9 million in the prior year period. The $62.9 million increase primarily reflects the depreciation associated with the operations of the new Mid-Tex and Atmos Pipeline–Texas Divisions.

Taxes, other than income taxes, for the nine months ended June 30, 2005, were $140.5 million, compared with $45.9 million for the prior year period. The $94.6 million increase was primarily attributable to additional franchise, payroll and property taxes associated with the new Mid-Tex and Atmos Pipeline–Texas Divisions and higher franchise taxes due to higher revenues.

Interest charges for the nine months ended June 30, 2005, were $99.3 million, compared with $49.5 million for the nine months ended June 30, 2004. The $49.8 million increase was primarily due to higher average outstanding debt balances and the resulting incremental interest expense associated with Atmos Energy’s $1.4 billion debt offering in October 2004, which was used to finance a portion of the TXU Gas acquisition.

Miscellaneous income for the nine months ended June 30, 2005, was $2.9 million, compared with miscellaneous income of $7.9 million for the nine months ended June 30, 2004. The $5.0 million decrease was primarily due to the absence in the current year period of a $5.9 million pretax gain associated with the sale of the company’s indirect interest in Heritage in fiscal 2004 and a $0.8 million pretax gain on the sale of an office building in fiscal 2004, partially offset by a $2.0 million increase in interest income earned on higher cash balances during fiscal 2005 compared with fiscal 2004.

For the nine months ended June 30, 2005, operating activities provided cash of $387.4 million, compared with $359.3 million for the nine months ended June 30, 2004. The period over period increase was primarily due to increased net income and more effective management of working capital, partially offset by lower than expected utility sales volumes due to the effects of warmer weather. In addition, cash flow was negatively affected by higher volumes of natural gas held in inventory at a 10 percent higher average cost, as compared with the prior year period, seasonally unfavorable purchased gas cost recoveries and an increase in margin deposits due to net unfavorable movements in the market indices used to value the natural gas marketing segment risk management assets and liabilities.

Capital expenditures increased to $226.9 million for the nine months ended June 30, 2005, from $129.5 million for the nine months ended June 30, 2004, primarily reflecting spending for the new Mid-Tex Division of $77.8 million and for the Atmos Pipeline–Texas Division of $16.3 million. Capital expenditures for fiscal 2005 are expected to be between $335 million and $345 million.

Conference Call to be Webcast August 9

Atmos Energy Corporation will host a conference call with financial analysts to discuss the financial results for the third quarter and first nine months of fiscal 2005 on Tuesday, August 9, 2005, at 7 a.m. CDT. The telephone number is 800-218-0713. The conference call will be webcast live on the Atmos Energy Web site at www.atmosenergy.com. A slide presentation also will be available on the company’s Web site, and a playback of the call will be available on the Web site later that day. Atmos Energy officers who will participate in the conference call include: Bob Best, chairman, president and chief executive officer; Pat Reddy, senior vice president and chief financial officer; Earl Fischer, senior vice president, utility operations; JD Woodward, senior vice president, nonutility operations; Fred Meisenheimer, vice president and controller; Laurie Sherwood, vice president, corporate development, and treasurer; and Susan Kappes, vice president, investor relations and corporate communications.

Highlights and Recent Developments

Debt Reduction

On July 6, 2005, Atmos Energy announced that it had elected to utilize excess cash to facilitate the early redemption, effective June 30, 2005, of five series of its First Mortgage Bonds, due from 2007 to 2022, reducing the aggregate principal amount of its outstanding debt by approximately $72.5 million. The make-whole premium paid to extinguish these bonds was approximately $25.0 million. Additionally, accrued interest of approximately $1.0 million was also paid. Atmos Energy’s total savings for interest payments resulting from the debt redemptions are expected to be approximately $1.3 million pretax, or $0.01 per diluted share for fiscal 2005 and about $5.1 million pretax, or $0.04 per diluted share, for fiscal 2006.

Pipeline Projects

On May 17, 2005, Atmos Energy announced it had entered into an agreement with Enbridge Energy Partners, L.P., to transport up to 100,000 million Btu per day of natural gas through its Texas intrastate pipeline system for Enbridge beginning in April 2006. Atmos Energy said the natural gas would flow from gas producers in the Fort Worth Basin through its 36-inch X line to an interconnection with Enbridge’s new Bethel-to-Carthage line. To handle the increased volumes for this project and other planned projects, Atmos Energy will install near Howard, Texas, compression equipment and other pipeline infrastructure, costing approximately $20 million. These system improvements will benefit utility customers of Atmos Energy by increasing the reliability and capacity of the company’s pipeline system, as well as Texas gas producers and shippers by transporting Fort Worth Basin natural gas in the Texas intrastate wholesale gas market.

In conjunction with the compression upgrade at Howard, Atmos Energy executed an agreement with a third-party shipper on July 14, 2005, to transport an additional 50,000 million Btu per day of natural gas through its Texas intrastate pipeline system.

Both of these projects are expected to come on line beginning in fiscal 2006.

Georgia Rate Filing

On May 20, 2005, Atmos Energy announced that it had requested its first gas rate increase in Georgia in more than nine years because of increased operating costs and investments to maintain service reliability and safety for its customers. The company asked the Georgia Public Service Commission to increase its revenues by approximately $4.0 million, or 5 percent. Hearings are scheduled in Atlanta in October 2005, and new rates are expected to be implemented in November 2005. Atmos Energy serves approximately 68,000 residential, commercial and industrial natural gas customers in Georgia.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 or Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the Company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the Company’s other documents or oral presentations, the words “anticipate,” “believes,” “estimate,” “expects,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the successful integration of the Company’s acquisition of the operations of TXU Gas, the Company’s ability to continue to access the capital markets and the other factors discussed in the Company’s SEC filings. These factors include the risks and uncertainties discussed in the Company’s Form 10-K for the fiscal year ended September 30, 2004, and the Company’s Form 10-Q for the three and six month periods ended March 31, 2005. Although the Company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural gas-only distributor, serving about 3.2 million gas utility customers. Atmos Energy’s utility operations serve more than 1,500 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy’s nonutility operations, organized under Atmos Energy Holdings, Inc., operate in 22 states. They provide natural gas marketing and procurement services to industrial, commercial and municipal customers and manage company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income

	Three Months Ended June 30		Nine Months Ended June 30
(000s except per share)	2005	2004	2005	2004
Operating revenues:
Utility segment	$501,735	$256,252	$2,650,793	$1,425,022
Natural gas marketing segment	466,835	364,339	1,473,527	1,255,386
Pipeline and storage segment	36,524	5,357	130,798	18,243
Other nonutility segment	1,421	853	4,058	2,249
Intersegment eliminations	(96,563)	(80,743)	(290,477)	(273,741)

	909,952	546,058	3,968,699	2,427,159

Purchased gas cost:
Utility segment	326,502	163,093	1,895,181	1,003,977
Natural gas marketing segment	456,440	352,708	1,425,128	1,214,395
Pipeline and storage segment	(1,733)	3,150	8,895	9,158
Other nonutility segment	—	—	—	—
Intersegment eliminations	(95,606)	(80,385)	(287,889)	(273,042)

	685,603	438,566	3,041,315	1,954,488

Gross profit	224,349	107,492	927,384	472,671

Operation and maintenance expense	94,518	50,467	313,753	166,476
Depreciation and amortization	43,448	23,268	132,771	69,879
Taxes, other than income	46,915	12,297	140,537	45,901

Total operating expenses	184,881	86,032	587,061	282,256

Operating income	39,468	21,460	340,323	190,415

Miscellaneous income	1,524	2,187	2,867	7,850
Interest charges	33,689	16,011	99,304	49,506

Income before income taxes	7,303	7,636	243,886	148,759
Income tax expense	2,817	2,871	91,299	56,148

Net income	$4,486	$4,765	$152,587	$92,611

Basic income per share	$0.06	$0.09	$1.96	$1.79
Diluted income per share	$0.06	$0.09	$1.94	$1.78

Cash dividends per share	$.310	$.305	$.930	$.915

Weighted average shares outstanding:
Basic	79,683	52,220	78,009	51,788
Diluted	80,144	52,617	78,478	52,166

	Three Months Ended June 30		Nine Months Ended June 30
Summary Net Income (Loss) by Segment (000s)	2005	2004	2005	2004
Utility	$(6,668)	$(548)	$104,006	$71,121
Natural gas marketing	2,360	3,950	19,413	14,908
Pipeline and storage (1)	8,842	542	28,564	2,644
Other nonutility	(48)	821	604	3,938

Consolidated net income	$4,486	$4,765	$152,587	$92,611

(1)	Effective October 1, 2004, Atmos Energy created the pipeline and storage segment, which reflects the regulated pipeline and storage operations of the Atmos Pipeline – Texas Division and the nonregulated pipeline and storage operations of Atmos Pipeline and Storage, LLC, which was previously included in the other nonutility segment. Segment information for all prior year periods has been restated to reflect this new organizational structure.

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets

(000s)	June 30, 2005	September 30, 2004
Net property, plant and equipment	$3,304,811	$1,722,521

Cash and cash equivalents	23,637	201,932
Cash held on deposit in margin account	22,660	—
Accounts receivable, net	299,954	211,810
Gas stored underground	334,245	200,134
Other current assets	75,958	63,236

Total current assets	756,454	677,112

Goodwill and intangible assets	709,980	238,272
Deferred charges and other assets	286,699	231,978

	$5,057,944	$2,869,883

Shareholders’ equity	$1,616,010	$1,133,459
Long-term debt	2,183,639	861,311

Total capitalization	3,799,649	1,994,770

Accounts payable and accrued liabilities	231,881	185,295
Other current liabilities	342,408	223,265
Short-term debt	—	—
Current maturities of long-term debt	3,242	5,908

Total current liabilities	577,531	414,468

Deferred income taxes	222,699	213,930
Deferred credits and other liabilities	458,065	246,715

	$5,057,944	$2,869,883

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows

(000s)	Nine Months Ended June 30
	2005	2004
Cash flows from operating activities

Net income	$152,587	$92,611
Gain on sales of assets	—	(6,700)
Depreciation and amortization	133,405	71,149
Deferred income taxes	17,703	5,750
Changes in assets and liabilities	76,122	197,857
Other	7,593	(1,405)

Net cash provided by operating activities	387,410	359,262

Cash flows from investing activities

Capital expenditures	(226,851)	(129,508)
Acquisitions	(1,916,654)	(1,957)
Proceeds from sales of assets	—	27,919
Other	(1,648)	(505)

Net cash used in investing activities	(2,145,153)	(104,051)

Cash flows from financing activities

Net decrease in short-term debt	—	(118,595)
Net proceeds from issuance of long-term debt	1,385,847	5,000
Repayment of long-term debt	(102,801)	(9,079)
Settlement of Treasury lock agreements	(43,770)	—
Cash dividends paid	(74,048)	(47,615)
Net proceeds from equity offering	382,014	—
Issuance of common stock	32,206	26,290

Net cash provided (used) by financing activities	1,579,448	(143,999)

Net increase (decrease) in cash and cash equivalents	(178,295)	111,212
Cash and cash equivalents at beginning of period	201,932	15,683

Cash and cash equivalents at end of period	$23,637	$126,895

Statistics

	Three Months Ended June 30		Nine Months Ended June 30
	2005	2004	2005	2004
Heating degree days *	167	237	2,580	3,249
Percent of normal *	97%	94%	89%	96%
Consolidated utility gas throughput (MMcf as metered)	72,678	42,574	351,712	208,584
Consolidated natural gas marketing sales volumes (MMcf)	52,739	47,640	179,679	173,729
Consolidated pipeline transportation volumes (MMcf)	97,567	—	254,528	—
Natural gas meters in service	3,163,912	1,680,008	3,163,912	1,680,008
Utility average cost of gas	$7.43	$6.49	$7.20	$6.56

*	Adjusted for weather-normalized operations.

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